Exhibit 4.1

DESCRIPTION OF SECURITIES

The following is a description of the authorized securities of Assure Holdings Corp. (“Assure” or the “Company”) and does not purport to be complete.  For a complete description of the terms and provisions of such securities, refer to the Company’s Articles of Incorporation, as amended, and Bylaws, which are filed as Exhibit 3.1, 3.2, 3.3 and 3.4 to the Company’s Form S-1 filed with the U.S. Securities and Exchange Commission on December 30, 2020, and incorporated herein by reference.  This summary is qualified in its entirety by reference to these documents.

The Company’s Articles of Incorporation authorize 180,000,000 shares of common stock, $0.001 par value.  As of March 4, 2022, 12,919,666 shares of common stock were issued and outstanding.

Common Stock

We are authorized to issue up to a total of 180,000,000 shares of common stock, par value $0.001 per share.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders  of our common  stock have no cumulative  voting rights. Further, holders of our common stock have no preemptive or conversion rights or other subscription  rights.

Upon  our liquidation, dissolution  or winding-up,  holders of our common  stock are entitled to share in all assets remaining  after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock.

Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our common stock entitled to cast at least a majority of the total votes entitled to be cast by the holders of all of our outstanding capital  stock, present  in person  or by proxy, are necessary to constitute  a quorum  at any meeting. If a quorum  is present, an action by stockholders entitled to vote on a matter  is approved  if the number  of votes cast in favor of the action  exceeds the number  of votes cast in opposition to the action.

The vote of  a majority  of  our  stock  held by shareholders present  in person  or represented  by proxy and entitled to vote at the Meeting will be sufficient to elect Directors  or to approve  a proposal.